Collaborative Investment Series Trust 485BPOS

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2021, relating to the financial statements and financial highlights of Trend Aggregation U.S. ETF, Trend Aggregation ESG ETF, The Active Dividend Stock ETF (formerly, Trend Aggregation Dividend Stock ETF), and Trend Aggregation Growth ETF, each a series of Collaborative Investment Series Trust, for the period ended March 31, 2021, and to the references to our firm under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 27, 2021